MANHATTAN MINERALS CORP.

INFORMATION CIRCULAR
FOR THE EXTRAORDINARY MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, FEBRUARY 2, 2005

This information is given as of December 30, 2004 unless otherwise noted.

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of MANHATTAN MINERALS CORP. (the "Company") for use at the Extraordinary Meeting (the "Meeting") of the shareholders of the Company, to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof.

PERSONS OR COMPANIES MAKING THE SOLICITATION

The enclosed Instrument of Proxy is solicited by Management. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company may reimburse shareholders' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute the Instrument of Proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company. None of the directors of the Company have advised that they intend to oppose any action intended to be taken by Management as set forth in this Information Circular.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying Instrument of Proxy are directors or officers of the Company. A shareholder has the right to appoint a person to attend and act for him on his behalf at the Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, a shareholder must strike out the names of the persons named in the Instrument of Proxy and insert the name of his nominee in the blank space provided, or complete another Instrument of Proxy. The completed Instrument of Proxy should be deposited with the Company's Registrar and Transfer Agent, Computershare Investor Services Inc., of 3rd Floor, 510 Burrard Street, Vancouver, BC V6C 3B9 at least 48 hours before the time of the Meeting or any adjournment thereof, excluding Saturdays and holidays.

The Instrument of Proxy must be dated and be signed by the shareholder or by his attorney in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.

In addition to revocation in any other manner permitted by law, a shareholder may revoke a Proxy either by (a) signing a Proxy bearing a later date and depositing it at the place and within the time aforesaid, or (b) signing and dating a written notice of revocation (in the same manner as the Instrument of Proxy is required to be executed as set out in the notes to the Instrument of Proxy) and either depositing it at the place and within the time aforesaid or with the Chairman of the Meeting on the day of the Meeting or on the day of any adjournment thereof, or (c) registering with the scrutineer at the Meeting as a shareholder present in person, whereupon such Proxy shall be deemed to have been revoked.

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NON-REGISTERED HOLDERS OF COMPANY'S SHARES

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Shareholders who do not hold their common shares in their own name ("Beneficial Shareholders") are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an Instrument of Proxy must indicate thereon the person (usually a brokerage house) who holds their common shares as registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The form of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in such shareholder's name on the records of the Company. Such common shares will more likely be registered under the name of the shareholder's broker or agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration for the Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the common shares registered in the name of CDS & Co. are held.

In accordance with National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the notice of meeting, this information circular and the proxy to the clearing agencies and intermediaries for onward distribution to non-registered shareholders. Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings unless the Beneficial Shareholders have waived the right to receive meeting materials. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the proxy provided by the Company to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder. Should a Beneficial Shareholder receive such a form and wish to vote at the Meeting, the Beneficial Shareholder should strike out the management proxyholder's name in the form and insert the non-registered shareholder's name in the blank provided. The majority of brokers now delegate the responsibility for obtaining instructions from clients to ADP Investor Communications ("ADP"). ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote common shares directly at the Meeting - the proxy must be returned to ADP well in advance of the Meeting in order to have the common shares voted.

All references to shareholders in this information circular and the accompanying proxy and notice of meeting are to registered shareholders unless specifically stated otherwise.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

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On any poll, the persons named in the enclosed Instrument of Proxy will vote the shares in respect of which they are appointed and, where directions are given by the shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.

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In the absence of any direction in the Instrument of Proxy, it is intended that such shares will be voted in favour of the motions proposed to be made at the Meeting as stated under the headings in this Information Circular. The Instrument of Proxy enclosed, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Meeting. At the time of printing of this Information Circular, Management of the Company is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any other matters which are not now known to the Management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the nominee.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the directors or senior officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who have been directors or senior officers of the Company since the commencement of the Company's last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, save and except for those matters pertaining to incentive stock options.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

On December 30, 2004, 62,935,012 common shares without par value were issued and outstanding, each share carrying the right to one vote. At the Meeting, on a show of hands, every shareholder present in person shall have one vote and, on a poll, every shareholder shall have one vote for each share of which he is the holder.

Only shareholders of record on the close of business on the 30th day of December, 2004, who either personally attend the Meeting or who complete and deliver an Instrument of Proxy in the manner and subject to the provisions set out under the heading "Appointment and Revocation of Proxies" will be entitled to have his or her shares voted at the Meeting or any adjournment thereof.

To the knowledge of the directors and senior officers of the Company, no one shareholder owns, directly or indirectly, or exercises control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

Except as otherwise disclosed herein, there are no compensatory plans, contracts or arrangements in place with the Named Executive Officer resulting from the resignation, retirement or any other termination of employment of the Named Executive Officer with the Company or from a change in control of the Company or a change in the Named Executive Officer's responsibilities following a change in control, where in respect of the Named Executive Officer the value of such compensation exceeds $100,000.

COMPENSATION OF DIRECTORS

Directors of the Company are entitled to receive compensation for their acting as such. Compensation varies depending on the nature of services rendered. The Company proposes to reduce compensation to simply $250 per meeting per Director, payable in cash or in shares under the Company's Share Compensation Plan. In addition, Directors are eligible to receive incentive stock options under the Company's Stock Option Plan.

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EXECUTIVE COMPENSATION

For information regarding compensation paid by the Company to its Executive Officers, please refer to the Company's Management Proxy Circular for the Company's last annual general meeting held June 29, 2004, as posted on SEDAR under the Company's profile.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has a Share Compensation Plan dated September, 2001, as amended May 30, 2003 (the "Plan") under which shares have been authorized for issuance to eligible persons, in lieu of cash compensation. Management proposes to amend the Plan at this Meeting (see item F. under "Particulars of Matters to be Acted Upon").

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors or senior officers of the Company or any associates or affiliates of the Company are or have been indebted to the Company at any time since the beginning of the last completed financial year of the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which, in either case, has or will materially affect the Company other than as disclosed herein.

MANAGEMENT CONTRACTS

During the Company's most recently completed financial year ended December 31, 2003, there were no management functions of the Company, which were to any substantial degree performed by a person other than a director or senior officer of the Company.

AUDIT COMMITTEE

The Company has previously adopted an Audit Committee's Charter which has been previously disclosed to Shareholders, and is available on SEDAR under the Company's profile.

Composition of the Audit Committee

The Company's Audit Committee currently consists of two independent Directors, Bryan Morris and John Clarke; both of whom are "financially literate" (as defined in Multilateral Instrument 52-110). The Company's Audit Committee will, following the Meeting and assuming appointment of the Director nominees, be comprised of Messrs. Morris, Clarke and McKnight.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the board of directors of the Company.

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PARTICULARS OF MATTERS TO BE ACTED UPON

A.         Election of Directors

Although Management is only nominating four (4) individuals to stand for election, the names of further nominees for directors may come from the floor at the Meeting.

Each director of the Company is elected annually at the Company's Annual General Meeting and holds office until the next Annual General Meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by Proxy will, on a poll, be voted for the nominees herein listed. Management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of the persons to be nominated for election as directors, the positions and offices which they presently hold with the Company, their respective principal occupations or employments during the past five years if such nominee is not presently an elected director and the number of shares of the Company which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

Name and Residence of Proposed Directors and Present Offices Held	Date Elected or Appointed a Director	Principal Occupation	Number of Shares[1]
PETER J. GUEST West Vancouver, BC Chief Executive Officer, President and Director	May 28, 2004	President and CEO of the Company since May 28, 2004. Previously President & CEO of MBA Gold, Osborne Group and Gabriel Resources.	200,000 common shares
JOHN A. CLARKE West Vancouver, BC Director	April 5, 2002	President and CEO of Nevsun Resources Ltd.	99,972 common shares
BRYAN MORRIS Vancouver, BC Director	April 27, 2004	Financial and technical consultant; V.P. Business Development of Teck Cominco Ltd. from 1994 to 2003.	22,414 common shares
BRUCE K. McKNIGHT Vancouver, BC Nominee Director	Nominee	Consultant in the mineral exploration, development and mining industries. Past executive director of the BC and Yukon Chamber of Mines. Previously, senior executive with Westmin Resources Limited.	Nil
  Information as to voting shares beneficially owned, not being within the knowledge of the Company, has been furnished by the respective nominees individually.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company except the directors and executive officers of the Company acting solely in such capacity.

No proposed director:

  is, at the date of this Information Circular, or has been, within 10 years before the date of the Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity,

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  was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

  was the subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

  within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the 10 years before the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

  All of the proposed nominees are ordinarily resident in Canada.

Pursuant to the provisions of the Business Corporations Act of British Columbia, the policies of the Toronto Stock Exchange, and securities regulations, the Company is required to have an Audit Committee which, at the present time, is comprised of Bryan Morris and John Clarke.

B.         Compliance with new British Columbia Business Corporations Act

On March 29, 2004, the new British Columbia Business Corporations Act (the "New Act") came into force replacing the previous Company Act (British Columbia) (the "Previous Act"). As a result, all BC companies are now governed by the New Act. The purpose of the New Act is to modernize and streamline company law in British Columbia by providing greater flexibility to companies through the removal of many of the restrictive provisions of the Previous Act, such as directors' residency requirements and pre-emptive rights of shareholders. The New Act also reduces the regulatory burden on companies by eliminating certain filing and recordkeeping requirements and by implementing an electronic filing system.

Highlights of the New Act

Corporate Records and the Registrar of Companies

  All filings with the Registrar of Companies including incorporation applications, constitutional amendments and other documents may be filed electronically, permitting filings to be made on a "24/7" basis.

  A company's Articles will no longer be kept on file at the office of the Registrar of Companies and will be maintained only in the company's minute book. The documents on file with the Registrar will be very limited, making proper maintenance of a company's corporate records much more important.

Share Capital and Corporate Finance

  The New Act permits an unlimited number of shares in each class of its authorized capital. Fractional shares will also be permitted. Companies will still be able to issue shares with or without par value.

  The right to declare and pay dividends has been clarified and made more flexible. Under the New Act, dividends may be declared out of profits, capital or otherwise. In addition, the definition of insolvency in the New Act, which in effect limits a company's ability to pay dividends as well as to repurchase and redeem its shares, has been clarified, which will result in increased flexibility.

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  The New Act does not require that a company's offer to purchase or redeem its own shares be made on a pro-rata basis to all shareholders.

  Under the New Act a company may provide financial assistance in connection with the purchase of shares which was not permitted under the Previous Act although the company will have to disclose such assistance to its shareholders by making a filing in its corporate records.

Directors and Officers

  The requirement that a majority of the directors of a company be resident in Canada (and at least one be resident in British Columbia) has been removed. Under the New Act there are no residency requirements for directors.

  There will no longer be a requirement to appoint a President and a Secretary. A company will be permitted to have whatever officers it chooses.

  The provisions regarding conflicts of interest of directors have been expanded and clarified.

  Court approval will no longer be required for indemnification of directors and officers against claims made against them or expenses incurred in defending themselves, subject to some exceptions. In some circumstances, indemnification will be mandatory.

  Directors' consent resolutions may be passed in the manner provided under the Articles, including by email.

Shareholders

  Under the New Act a company may hold its annual general meetings in locations outside of British Columbia, without approval from the Registrar, if the same is permitted by the Articles or by a resolution of the shareholders of the company.

  Shareholders will be permitted to hold meetings by telephone or other electronic means.

  Under the Previous Act, certain significant actions by a company must be approved by a special resolution of its shareholders, which requires approval by 3/4 of the votes cast by the shareholders eligible to vote on the resolution. The New Act reduces that threshold to 2/3 for companies incorporated under that Act, and pre-existing companies may amend their Articles to adopt the same threshold. Alternatively, companies may specify in their Articles a percentage required to pass a special resolution that is between these two thresholds.

  Under the New Act, a shareholder will be able to require a public company, by way of a shareholder proposal, to put a matter before its shareholders at a general meeting. Generally speaking, shareholders holding at least 1% of the voting shares can submit proposals to the company three months prior to the anniversary of the last annual general meeting of shareholders.

  The requirement to publish advance notice of election of directors at least 56 days prior to a general meeting has been removed.

Corporate Changes

  Amalgamations will be possible without court approval. A simplified procedure will apply to vertical and horizontal "short-form" amalgamations. In limited circumstances amalgamations with companies of other jurisdictions will be permitted.

  The process for voluntary dissolution of a company will be more flexible.

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  Restoration of a dissolved company will be possible by order of the Registrar of Companies without the need for court approval.

  Companies will have an enhanced ability to apply to court for an order to correct errors in their Articles, Notice of Articles, minutes of meetings, resolutions, register of directors or central securities register that result in non-compliance with either the New Act or the Previous Act.

Transition to the New Act

Every British Columbia company, including the Company, must transition to the New Act no later than March 29, 2006. In order to do so, the Company must electronically file a Transition Application with the Registrar of Companies which contains a "Notice of Articles" which on filing will replace the corporate Memorandum.

Once transitioned, the Company will no longer have a Memorandum and the Notice of Articles will set out, amongst other things, the authorized share structure of the Company and the names and addresses of the directors. Any company that has not completed the transition to the New Act by March 29, 2006 will be subject to dissolution. In addition, companies that have not completed the transition cannot complete various corporate actions, including capital alterations or name changes.

While an existing B.C. company is not required to change its corporate Articles under the New Act, it is anticipated that most public companies will likely do so in order to take advantage of certain provisions of the New Act that give more flexibility in terms of corporate governance.

The board of directors of the Company has passed a resolution approving the filing of a Transition Application. The Transition Application contains as new Notice of Articles (which will replace the Company's existing Memorandum).

Proposed Resolutions to be Passed at the Meeting Relating to the New Act

Removal of Pre-Existing Company Provisions

Under the New Act, every "pre-existing company" remains subject to certain "Pre-existing Company Provisions" contained in the Previous Act unless such provisions are removed with the approval of the shareholders by way of special resolution. Such Pre-existing Company Provisions include the following provisions relevant to the Company:

  the majority required to pass a special resolution is 3/4 of those votes cast at a properly constituted meeting of shareholders. Under the New Act a special resolution may be passed with a minimum 2/3 vote; and

  a repurchase or redemption of shares can only be offered pro-rata to all shareholders. This provision has been removed under the New Act.

In order to take full advantage of the flexibility offered by the New Act, the board of directors of the Company proposes to remove the Pre-existing Company Provisions in connection with the adoption by the Company of a new form of Articles that incorporates provisions permitted under the New Act. The removal of the Pre-existing Company Provisions requires the affirmative vote of not less than ¾ of the votes cast at the Meeting by shareholders of the Company, present in person or by proxy. Accordingly, the Company's shareholders will be asked to consider and, if deemed advisable, to pass, with or without amendment, the following special resolution:

"RESOLVED, as a Special Resolution, that:

  the Pre-Existing Company Provisions set forth in Part 16 of the Regulations to the Business

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Corporations Act (British Columbia) are hereby removed and no longer apply to the Company;

  the President or any one director of the Company is authorized to instruct its agents to file a Notice of Alteration to a Notice of Articles with the Registrar of Companies along with all other necessary documents and take such further actions that may be necessary to effect the amendment;

  the Notice of Alteration shall not be filed with the Registrar of Companies unless and until this resolution has been received for deposit at the Company's record office; and

  the board of directors is hereby authorized, at any time in its absolute discretion, to determine whether or not to proceed with the above resolutions without further approval, ratification or confirmation by the shareholders."

Replacement of Articles

The board of directors of the Company is seeking shareholder approval to replace the existing Articles (the "Old Articles") of the Company with a new form of Articles (the "New Articles") that takes advantage of the greater flexibility provided under the New Act.

The following is a summary of certain key provisions contained in the New Articles that represent a change from the Old Articles:

  Location of Shareholder Meeting: if approved by director's resolution, general meetings of shareholders of the Company can be held at locations outside of British Columbia;

  Time of Shareholder Meeting: general meetings of shareholders of the Company are required to be held each calendar year and not more than fifteen months (rather than thirteen months as was previously the case) after the holding of the last preceding annual general meeting;

  Shareholder Quorum: the requisite number of shareholders required for a quorum at any shareholder meeting will be reduced from 10% to 5% of the Company's outstanding common shares;

  Shareholder Resolutions at Meetings: the requisite majority to pass a special resolution at a meeting of shareholders is decreased from a 3/4 majority to a 2/3 majority;

  Shareholder Resolutions by Written Consent: shareholders may pass a resolution without a meeting by unanimous written consent in the case of a special resolution, or by consent of the shareholders holding 2/3 of the voting shares in the case of an ordinary resolution;

  Redemption and Repurchase: any offer by the Company to purchase or redeem its own shares does not have to be made pro rata to all the shareholders;

  Resolutions Required to Effect Capital Alterations: changes to the Company's capital structure may be effected by ordinary resolution including, but not limited to, the following: creation or cancellation of one or more classes or series of shares, creation or removal of special rights and restrictions attaching to any class or series of shares, changing the authorized capital, consolidating or subdividing all or any of its issued or unissued shares, and other alterations to the share capital and authorized capital where permitted under the New Act;

  Change of Name: the name of the Company can be changed by ordinary resolution or resolution of the directors; and

  Director Indemnification: the New Articles reflect the New Act provisions with respect to the

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indemnification of directors and officers and other eligible persons. These include the removal of court approval of any agreement to indemnify a director or officer in most cases, as well as mandatory indemnification in certain eligible cases.

The full text of the proposed Articles will be presented to the shareholders at the Meeting. Shareholders may also view the proposed Articles in advance of the Meeting at the Company's records office, Suite 350, 885 Dunsmuir Street, Vancouver, British Columbia.

The board of directors of the Company proposes to adopt the New Articles. The adoption of the new Articles requires the affirmative vote of not less than ¾ of the votes cast at the Meeting by the Company's shareholders, in person or by proxy. Accordingly, the Company's shareholders will be asked to consider and, if thought advisable, to pass, with or without amendment, a special resolution as follows:

"RESOLVED, as a Special Resolution, that:

  the existing Articles of the Company be cancelled and the form of Articles presented at the Meeting be adopted as the Articles of the Company in substitution for, and to the exclusion of the existing Articles; and

  the President or any one director of the Company, signing alone, be authorized to execute and deliver all such documents and instruments, including the new form of Articles, and to do such further acts, as may be necessary to give full effect to these resolutions or as may be required to carry out the full intent and meaning thereof."

If approved by the shareholders, the above amendments to the Notice of Articles will become effective immediately upon the filing of a Notice of Alteration to the Notice of Articles with the Registrar of Companies. However, in the case of the Articles (which are no longer filed with the Registrar of Companies), the above amendments will become effective immediately upon their execution and delivery to the records office of the Company.

C.     Advance Shareholder Approval for the Issuance of Number of Shares by Private Placement that Exceeds 25% of the Company's Issued and Outstanding Share Capital

The Company, from time to time, investigates opportunities to raise financing on advantageous terms. It expects to undertake one or more financings over the next year and expects some of them to be structured as private placements.

Under the rules of the Toronto Stock Exchange, the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSX 25% Rule"), unless there has been shareholder approval of such transactions.

The application of the TSX 25% Rule may restrict the availability to the Company of funds which it may wish to raise in the future by private placement of its securities.

In particular, management of the Company considers it to be in the best interests of the Company to solicit private placement funds for the acquisition of mineral properties, working, and exploration and development of its mineral properties. The Toronto Stock Exchange has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date of such advance shareholder approval is given.

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The Company's issued and outstanding share capital as at December 30, 2004 was 62,935,012 common shares. The Company proposes that the maximum number of Common Shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on January 1, 2005 would not exceed 100% of the Company's presently issued and outstanding shares, in the aggregate, or double the number of the Company's issued and outstanding common shares as at December 30, 2004.

Any private placement undertaken by the Company under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

  it must be substantially with parties at arm's length to the Company;

  it cannot materially affect control of the Company;

  it must be completed within a twelve month period following the date that shareholder approval is given; and

  it must comply with the private placement pricing rules of The Toronto Stock Exchange which currently require that the issue price per share must not be lower than the closing market price of the common shares on the Toronto Stock Exchange on the trading day prior to the date notice of the private placement is given to The Toronto Stock Exchange (the "Market Price"), less the applicable discount.

The Toronto Stock Exchange retains the discretion to decide whether or not a particular placement is "substantially" at arm's length or will materially affect control in which case specific shareholder approval may be required.

In anticipation that the Company may wish to enter into one or more private placements in the next 12 months that will result in its issuing and/or making issuable such number of its common shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSX 25% Rule, the Company requests that its shareholders pass an ordinary resolution in the following terms:

"RESOLVED, as an ordinary resolution, that the issuance by the Company in one or more private placements during the twelve month period commencing January 1, 2005, of such number of securities that would result in the Company issuing or making issuable up to 62,935,012 common shares, all as more particularly described in the Management Information Circular dated December 30, 2004, is hereby approved."

D.         Approval of Name Change

The Company has announced its intentions to sell all of its mineral property interests in Peru, and to pursue mining opportunities in Turkey. It is proposed that the Company's name be changed to "Mediterranean Minerals Corp." or such other name as is acceptable to the British Columbia Registrar of Companies and The Toronto Stock Exchange to more accurately reflect the business focus of the Company. Accordingly, the Shareholders of the Company will be asked to consider and, if thought appropriate, approve and adopt as an ordinary resolution at the Meeting authorizing the board of directors, in its sole discretion, to change the Company's name to "Mediterranean Minerals Corp.", or such other name as the board of directors, in its sole discretion, deems appropriate. The following is the text of the resolutions which will be put forward at the Meeting:

BE IT RESOLVED that:

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  the change of name of the Company from "Manhattan Minerals Corp." to "Mediterranean Minerals Corp.", or such other name as may be approved by The Toronto Stock Exchange and the British Columbia Registrar of Companies, be authorized and approved, and the Articles be amended to reflect the name change."

E.         Disposition of Peruvian Mineral Property Interests and Assets

Management of the Company has entered into an agreement with Solar Energy Ltd. (the "Purchaser") for the sale of its Peruvian mineral property interests and assets in consideration for: (i) US$600,000; (ii) the Purchaser assuming all of the $2,367,000 of debt presently owed by the Company pursuant to the convertible, redeemable promissory notes ("Promissory Notes") issued by the Company in October, 2002; and (iii) a 2% net smelter return royalty. The Company will retain the tax losses accrued to date, with the intention of selling the same separately. The Purchaser is a company that trades on the OTC-BB and may assign its interests in the agreement prior to closing.

There are a number of conditions precedent to be satisfied before closing, including:

  satisfactory due diligence by the Purchaser (which was waived on December - 2004 approval from each of the holders of the Promissory Notes, the Company's Shareholders, and The Toronto Stock Exchange's.

The Company intends to use the proceeds from the sale of its Peruvian property interests to partially finance its acquisitions of mineral properties in Turkey.

As the Company's Peruvian mineral property interests being sold to the Purchaser are substantially all of the assets of the Company, the Company requests that its shareholders pass a resolution approving this transaction.

F.         Share Compensation Plan

The Company currently has a share compensation plan dated September, 2001 (the "Share Compensation Plan"). The principal purpose of the Share Compensation Plan is to maintain cash reserves and instill a sense of ownership in the Company, by providing shares of the Company for issuance to directors, officers or employees of the Company as payment in lieu of salary or other compensation. The Company currently has 381,628 shares reserved under the Share Compensation Plan. These shares may be issued with a discount of up to 15% of the then current market price, in accordance with the policies of The Toronto Stock Exchange, at the discretion of the board, to directors, officers and employees of the Company willing to accept shares of the Company in lieu of salary or other compensation.

The Board would like to have an additional 1,000,000 common shares reserved for issuance under the Share Compensation Plan. This requires that the Share Compensation Plan be amended so that the maximum number of shares issuable in the past and in the future is increased accordingly.

Under the policies of The Toronto Stock Exchange, the Shareholders of the Company, other than directors, officers and employees of the Company, must approve such increase in the number of shares reserved for issuance pursuant to the Share Compensation Plan. Accordingly, such Shareholders of the Company will be asked to consider, and if deemed fit, pass the following resolution:

"RESOLVED, as an ordinary resolution, that the increase in the number of common shares available for issuance under the Share Compensation Plan be increased by 1,000,000 shares, all as more particularly described in the Management Information Circular dated December 30, 2004, is hereby approved."

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OTHER MATTERS

Management knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the shares represented by the Instrument of Proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting by proxy.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company's profile on the SEDAR website at www.sedar.com.

APPROVAL

The content and sending of this Information Circular has been approved by the Company's board of directors. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED at Vancouver, B.C., the 30th day of December, 2004.

BY ORDER OF THE BOARD

"Peter J. Guest"
President